Exhibit 10.2

Addendum to Financing Agreement

(Inventory Financing)

Summit Financial Resources, L.P. (“Summit”), CORGENIX MEDICAL CORPORATION (“CMC”), and CORGENIX, INC. (“CORGENIX”), (CMC and CORGENIX are collectively and jointly and severally referred to as “Client”) have entered into a Financing Agreement dated September 30, 2009 (the “Financing Agreement”).  Summit and Client desire to modify the Financing Agreement as set forth herein and agree as follows:

1.             Definitions.  Except as otherwise expressly provided herein, terms assigned defined meanings in the Financing Agreement shall have the same defined meanings in this Addendum.  As used herein, the term:

“Acceptable Inventory” means Inventory located at Client’s chief executive office which consists of finished goods that have been approved for their intended use by the Food and Drug Administration and/or all other applicable regulatory agencies, that are packaged in unopened packaging, that do not in any manner constitute private label or customer specific products, and which are subject to no security interest, lien, or encumbrance of any nature whatsoever with priority over the security interest created by the Financing Agreement and the Loan and Security Agreement, except any liens for current taxes which are not delinquent; but excluding Inventory which, in the sole discretion of Summit, is damaged, out-dated, obsolete, or otherwise unacceptable to Summit.

2.             Inventory Advances.  Summit may, in its sole discretion and without any duty to do so, elect from time to time to make advances based upon Acceptable Inventory.  Advances based upon Acceptable Inventory shall be made only in accordance with the below formula, which formula may be changed or modified at any time in the sole discretion of Summit without the consent or approval of Client:

Advances based upon Acceptable Inventory may be made upon request of Client so long as the aggregate amount of all advances based upon Acceptable Inventory outstanding and unpaid does not exceed the lesser of (a) Fifty Percent (50%) of the lower of book value, as determined in accordance with generally accepted accounting principles, of the Acceptable Inventory, (b) Four Hundred Fifty Thousand Dollars ($450,000), (c) Fifty Percent (50%) of Client’s outstanding Acceptable Accounts, and (d) together with the aggregate amount of all other outstanding Advances, the Maximum Credit Line.

Summit may decline to make advances based upon Acceptable Inventory for any reason or for no reason, without notice, regardless of any course of conduct or past advances based upon Acceptable Inventory by Summit.

3.             Terms of Inventory Advance.  Advances based upon Acceptable Inventory shall be subject to the interest, Fees and Charges, and all terms and conditions applicable to an Advance under the Financing Agreement, including, without limitation, the Administrative Fee, except that the “Daily Funds Rate” for purposes of calculating interest owing on outstanding advances based upon Acceptable Inventory shall mean the prime rate as announced in the Wall Street Journal plus Two and Seventy-Five Hundredths Percent (2.75%) divided by 360, as may be adjusted from time to time as of the date of any change in the prime rate.  All interest accrued on outstanding advances based upon Acceptable Inventory shall be due and payable monthly in arrears.

4.             Sale of Inventory and Tender of Account.  Client shall diligently sell and ship the Acceptable Inventory upon which an advance has been made.  Upon shipment and delivery of such Acceptable Inventory, the account created thereby shall be promptly submitted to Summit for purchase.  If such Acceptable Inventory is not promptly and diligently sold and shipped, or the account created thereby does not meet all requirements of an Acceptable Account, or Summit declines for any reason to purchase the account created thereby, the advance based upon Acceptable Inventory may be treated as a Chargeback Account under the Financing Agreement.

5.             Disbursement of Advance.  Upon purchase by Summit of an Account for which there has been an underlying advance based upon Acceptable Inventory, the Advance shall be disbursed to Summit to repay the underlying advance based upon Acceptable Inventory and all interest and Fees and Charges owing in connection therewith.  The remainder, if any, shall be disbursed in accordance with the terms and conditions of the Financing Agreement.

6.             Secured by Collateral.  The Collateral shall secure all obligations of Client to Summit arising under or relating to this Addendum.

7.             Rights and Remedies.  Summit shall be entitled to all rights and remedies concerning an advance based upon Acceptable Inventory as are provided for Advances under the Financing Agreement.

8.             Integrated Agreements.  This Addendum, together with the Financing Agreement, any other addenda to the Financing Agreement, and the documents identified or contemplated therein, constitute the entire agreement between Summit and Client and may not be altered or amended except by written agreement signed by Summit and Client.  No provision hereof or thereof may be waived by Summit except upon written waiver executed by Summit.  The Financing Agreement, this Addendum, and all other addenda to the Financing Agreement shall be read and construed together as one agreement.  This Addendum shall be governed by and construed in accordance with the laws of the State of Utah and shall be deemed to have been executed by the parties in the State of Utah.

9.             Financing Agreement Remains in Full Force and Effect.  Except as expressly modified by this Addendum, the Financing Agreement remains in full force and effect.

Dated:  September 30, 2009.

Summit Financial Resources, L.P.

By:
Name:	William Critchfield
Title:	Chief Financial Officer

CORGENIX MEDICAL CORPORATION, a Nevada corporation

By:
Name:	William Critchfield
Title:	Chief Financial Officer

CORGENIX, INC., a Delaware corporation

By:
Name:
Title:

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